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Securities and Exchange Commission         December 18, 2001
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for A.P. Pharma, Inc., and, under the date of February 16, 2001, we reported on the consolidated financial statements of the Company and subsidiary as of and for the years ended December 31, 2000 and 1999. On December 12, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated December 12, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the decision to change independent accountants was recommended by the Company's audit committee and approved by the Company's board of directors. We also are not in a position to agree or disagree with the Company's statement that on December 12, 2001, it engaged Ernst & Young LLP as its independent accountants for the year ending December 31, 2001, and that the Company did not consult with Ernst & Young LLP regarding Items which concerned the subject matter of a disagreement or reportable event as described in Item 304 (a)(2) Regulation S-K.

Very truly yours,

/s/ KPMG LLP
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KPMG LLP